                                  Exhibit 99.1
                                  ------------



                                      Contacts: Juliana M. Coyle  (Investors)
                                                Jonathan V. Hubbard  (Media)
                                                (617) 330-8900

                                      Internet: http://www.uam.com

FOR IMMEDIATE RELEASE
---------------------

          CHARLES E. HALDEMAN, JR., PRESIDENT, TO LEAVE UAM IN DECEMBER

                         SEARCH FOR CEO TO BE INITIATED

         BOSTON, November 29, 1999--United Asset Management Corporation (NYSE:
UAM) today announced that Charles E. Haldeman, Jr., President and Chief Operating Officer, will leave UAM in December to accept a position with an investment management firm in Philadelphia. Mr. Haldeman became President of UAM in March, 1998 after serving for 23 years as a Principal and Director of Cooke & Bieler, Inc., a Philadelphia-based investment management affiliate of UAM.

         "Ed Haldeman has been a close friend since 1986 when Cooke & Bieler became part of UAM," said Norton H. Reamer, Chairman and Chief Executive Officer. "As UAM's President, he brought a valued affiliate perspective to the initiatives he worked on and he can take pride in all he accomplished. We understand Ed's reasons for wanting to return to the Philadelphia area, and we wish him the best with his new opportunity.

         "UAM is a very different organization than it was before Ed joined the parent company. We've made progress on improving our client cash flow, senior management is organized to work more closely with our affiliates, and there is a new spirit of commitment to growth among our firms. The process of change is off to a good start at UAM, and we'll continue to pursue our strategy vigorously," Mr. Reamer added.

         "We will immediately initiate a search for Ed's replacement.
Since I am less than a year from a normal retirement date, the Board and I believe the search should be for a new CEO who can carry forward the work that Ed and I have begun."

         One of the largest independent investment management organizations in the world, United Asset Management Corporation provides a broad range of investment management services to institutions, mutual funds and high-net-worth investors. These services are offered through a diverse group of operating firms that managed more than $193 billion on September 30, 1999 for clients located throughout the United States, Canada and abroad.


                                      # # #